Exhibit 2.3
(Incorporated in the Republic of Singapore under the Companies Act, Chapter 50)
Registered Office: 60 Woodlands Industrial Park D Street 2,Singapore 738406
COMPANY REGISTRATION NO. 198703584K

THE AMOUNT PAID ON THE ORDINARY SHARES COMPRISED IN THIS SHARE CERTIFICATE IS RECORDED IN THE RETURN(S) OF ALLOTMENT		No. of Shares
LODGED PURSUANT TO SECTION 63 OF THE COMPANIES ACT, CHAPTER 50 OR THE CORRESPONDING SECTION IN ANY PREVIOUS LAW RELATING		Certificate No.
TO COMPANIES		Account No.

This is to certify that	THE CENTRAL DEPOSITORY (PTE) LTD 4 SHENTON WAY #02-01 SGX CENTRE 2 SINGAPORE 068807

is/are the Registered Shareholder(s) of
Ordinary Shares ~~of S$0.26 each,~~ fully paid, in CHARTERED SEMICONDUCTOR MANUFACTURING LTD subject to the provisions of the Memorandum and Articles of Association of the Company.
Given under the Share Seal of the Company on
Note :	No transfer of/any portion of shares comprised in this Certificate will be registered unless this Certificate is delivered to the Registrar, M & C Services Private Limited, 138 Robinson Road #17-00 The Corporate Office, Singapore 068906